EXHIBIT 10.1

KAI LINDEVALL

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”), made as of the 1st day of November, 2006 (the “Effective Date”), by and between Remedium Oy, a Finnish corporation (the “Company”), Encorium Group, Inc. (formerly Covalent Group, Inc.), a Delaware corporation (“Encorium”), and Kai Lindevall (“Executive”).

WHEREAS, Executive has previously served as the Company’s Chief Executive Officer;

WHEREAS, as of the Effective Date, the Company has become a wholly-owned subsidiary of Encorium pursuant to the Amended and Restated Combination Agreement dated as of July 6, 2006 (the “Combination Agreement”);

WHEREAS, pursuant to the Combination Agreement, Executive has gained new responsibilities with the supervisory control over the European and Asian operations of Encorium; and

WHEREAS, Executive is willing to accept such responsibilities and his further employment with the Company, and the Company and Encorium desire to retain the employment of Executive, pursuant to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1. Definitions. Capitalized terms used herein will have the meanings set forth in the preamble of this Agreement, or as set forth below:

1.1. “Base Salary” means the annual salary to be paid to Executive in a given year.

1.2. “Benefits” means the employee benefits described in Section 4.2.

1.3. “Board” means the Board of Directors of the Company.

1.4. “Cause” exists when the Board determines that the Executive has: (a) engaged in gross negligence or willful misconduct with respect to, the Company or any of its affiliates or subsidiaries, including (without limitation) fraud, embezzlement, theft, or dishonesty in the course of his employment or engagement; (b) been convicted of a criminal offense punishable by at least one year’s imprisonment with respect to which the period of appeal has expired; (c) materially breached any agreement with or fiduciary duty owed to the Company and has not cured that breach within fifteen (15) days after delivery of notice thereof; (d) refused to follow the lawful and reasonable directives of the Board and has not cured such refusal within fifteen (15) days after delivery of notice thereof; (e) engaged or in any matter participated in any activity which is directly competitive with or intentionally injurious to the Company or any of its affiliates or which violates any material provisions of Section 5 hereof, without authorization from the Company; or (f) engaged in alcohol abuse or use of controlled drugs (other than in accordance with a physician’s prescription).

1.5. “Competing Business” means the business of providing, on a contract basis, pharmaceutical research development and research management, the design and management of clinical trials for pharmaceutical, biotechnology and medical device businesses, the design and writing of clinical development reports and programs and/or the management of the global regulatory submission process for pharmaceutical, biotechnology and medical device products. A pharmaceutical, biotechnology or medical device company is not a Competing Business for purposes of this Agreement, provided that it does not engage in the above-described activities on a contract basis for others.

1.6. “CPI” means the Consumer Price Index for All Urban Consumers (CPI-U) for the Philadephia-Wilmington-Atlantic City area, as published by the U.S. Department of Labor, Bureau of Labor Statistics.

1.7. “Disability” means the Executive’s inability with or without reasonable accommodation (as determined by a licensed physician) to satisfactorily perform his duties by reason of physical or mental illness or incapacity for a period of at least 120 days during any 12 month period (whether or not consecutive).

1.8. “Good Reason” means any of the following, unless made with the prior written consent of Executive: (a) a material, adverse change in Executive’s title, authority or duties, (b) any decrease in Executive’s Base Salary except for decreases that are in conjunction with, and no greater than, decreases in other executive salaries, including a decrease in the salary of Encorium’s Chief Executive Officer, (c) a failure by the Company or Encorium to pay to Executive any amount due to him under this Agreement for more than 10 days after written notice of such non-payment has been delivered to the Company or Encorium; (d) any other material breach by the Company or Encorium of this Agreement or any other agreement between Executive and the Company or Encorium, which breach has not been cured within 10 days following the delivery of written notice thereof to the Company or Encorium, or (e) requiring Executive to perform his duties from a location other than the Company’s principal administrative offices in Espoo, Finland for more than an aggregate of thirty (30) days in any 12-month period.

1.9. “Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, (b) all trademarks, service marks, trade dress, logos, trade names, fictitious names, brand names, brand marks and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data, source codes and related documentation), (g) all other proprietary rights, (h) all copies and tangible embodiments thereof (in whatever form or medium), or similar intangible personal property which have been or are developed or created in whole or in part by Executive (1) at any time and at any place while Executive is employed by Company and which, in the case of any or all of the foregoing, are related to and useful in connection with the business of the Company, or (2) as a result of tasks assigned to Executive by the Company.

1.10. “Proprietary Information” means confidential, proprietary, business and technical information or trade secrets of the Company or of any subsidiary or affiliate of the Company. Such Proprietary Information shall include, but shall not be limited to, the following items and information relating to the following items: (a) computer codes or instructions (including source and object code listings, program logic algorithms, subroutines, modules or other subparts of computer programs and related documentation, including program notation), computer processing systems and techniques, all computer inputs and outputs (regardless of the media on which stored or located), hardware and software configurations, designs, architecture and interfaces, (b) business research, studies, procedures and costs, (c) financial data, (d) distribution methods, (e) marketing data, methods, plans and efforts, (f) the identities of the Company’s relationship(s) with actual and prospective customers, contractors and suppliers, (g) the terms of contracts and agreements with customers, contractors and suppliers, (h) the needs and requirements of, and the Company’s course of dealing with, actual or prospective customers, contractors and suppliers, (i) personnel information, and (j) customer and vendor credit information. Failure by the Company to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information under the terms of this Agreement.

1.11. “Restricted Period” means the Term plus the one-year period following the Term.

1.12. “Restrictive Covenants” means the provisions contained in Section 5.1 of this Agreement.

1.13. “Severance Period” means the period from the date that Executive’s employment is terminated until the end of the three-year Term.

1.14. “Term” means the period beginning on the date hereof and ending on the earlier of: (a) the third anniversary of the date hereof, or (b) the date that Executive’s employment with the Company is terminated for any reason.

SECTION 2. Duration of Agreement; Duties. During the Term, Executive shall serve as the Company’s and Encorium’s President, European and Asian Operations, and shall devote his best efforts and full business time, abilities and services to the Company to perform such duties as may be customarily incident to such position and as may reasonably be assigned from time to time by the Board. Executive shall report to the Boards of the Company and Encorium. Executive will render his services hereunder to the Company and its affiliates and shall use his best efforts, judgment and energy in the performance of the duties assigned to him. Executive will perform his duties primarily at the Company’s principal administrative headquarters for Europe; provided, however, that Executive will travel for business purposes at such times and to such places as reasonably requested by the Company. Executive shall not, without the prior written consent of the Board, directly or indirectly engage in any other business activities or pursuits, except activities in connection with charitable activities or passive personal investments, provided that such activities do not interfere with his performance of responsibilities under this Agreement and the obligations in Section 5. The Board has approved Executive’s participation in the activities listed in Exhibit A hereto.

SECTION 3. Annual Salary. Executive hereby agrees to accept, as compensation for all services rendered by Executive in any capacity hereunder and for the Restrictive Covenants made by Executive in Section 5 hereof, an initial Base Salary at an annual rate of US$275,000, i.e. EUR230,685, for the period from the Effective Date through the end of the Term, provided, however, that the annual rate of Base Salary for each 12 month period beginning on or after the first anniversary of the Effective Date will increase, from the annual rate of Base Salary in effect for the immediately preceding 12 month period, by an amount equal to the annual percentage increase in the CPI for the immediately preceding calendar year. The Base Salary shall be inclusive of all applicable income, social security and other taxes and charges which are required by law to be withheld from Executive’s wages by the Company, and which shall be withheld and paid in accordance with the Company’s normal payroll practices for its similarly situated employees from time to time in effect.

SECTION 4. Bonuses; Benefits; Change in Control Payment.

4.1. Annual Bonus. For each fiscal year of the Company ending during the Term, Executive will be eligible to receive an annual bonus upon the achievement of specified corporate financial performance goals, as described in Exhibit B hereto.

4.2. Benefits. Executive will be entitled to participate in any benefit plans or arrangements sponsored or maintained by the Company from time to time voluntarily or as required by Finnish law for its senior executives, subject to the terms and conditions of such plans, arrangements or mandatory Finnish law. Without limiting the generality of the foregoing, Executive shall be entitled to retain the same number of weeks of paid vacation per year as currently provided. The Company shall also retain Executive’s current life insurance providing death benefits to Executive’s designee(s) and reimburse Executive for health care at specialist doctors of Executive’s own choosing. In addition, the Company shall pay for an executive health examination at least once every two years, provided, however, that the maximum reimbursement of such executive health examination by the Company shall be $5,000. The Company shall retain Executive’s current car benefit.

4.3. Equity Incentives. From time to time, Encorium’s Board of Directors will review the performance of the Company and Executive and, in its sole discretion,

may grant stock options, shares of restricted stock or other equity-based incentives to Executive to reward extraordinary performance and/or to encourage Executive’s future efforts on behalf of the Company, provided, however, that Executive shall participate in such equity-based incentives together with Encorium’s other senior executives.

4.4. Executive Severance Agreement. Executive shall be entitled to a change in control benefit with Encorium the terms of which are set forth on Exhibit C.

SECTION 5. Non-Compete; Confidentiality; Non-Solicitation. In consideration for entering this Agreement and the amounts which Executive has, shall or may receive from the Company pursuant to Sections 3, 4 and 6 hereof, and except as otherwise provided in Section 6.2 hereof, Executive agrees to be bound by the Restrictive Covenants set forth in this Section 5.

5.1. Restrictive Covenants.

(a) Non-Compete. Except if Executive’s employment is terminated by the Company without Cause or by Executive for Good reason, Executive shall not, during the Restricted Period, in the United States or any other place where the Company, its subsidiaries or affiliates conduct business, directly or indirectly (except in Executive’s capacity as an employee of the Company, and in the best interests of the Company) do any of the following without the prior written consent of the Board:

(i) engage or participate in any Competing Business;

(ii) become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent or consultant) any person, firm, corporation, association or other entity engaged in any Competing Business. Notwithstanding the foregoing, Executive may hold up to 2% of the outstanding securities of any class of any publicly-traded securities of any company;

(iii) solicit or call on, either directly or indirectly, for purposes of selling services competitive with services sold by the Company, any customer with whom the Company shall have dealt or any prospective customer that the Company shall have identified and solicited at any time during Executive’s employment by the Company;

(iv) influence or attempt to influence any supplier, customer or potential customer of the Company to terminate or modify any written or oral agreement or course of dealing with the Company; or

(v) influence or attempt to influence any person to either (A) terminate or modify any employment, consulting, agency, distributorship or other arrangement with the Company, or (B) employ or retain, or arrange to have any other person or entity employ or retain, any person who has been employed or retained by the Company as an employee, consultant, agent or distributor of the Company at any time during the Restricted Period until the expiration of twelve (12) months from the date such person ceases to have been employed or retained by the Company.

(b) Confidentiality. Executive recognizes and acknowledges that the Proprietary Information is a valuable, special and unique asset of the business of the Company. As a result, both during the Term and thereafter, Executive shall not, without the prior written consent of the Company, for any reason either directly or indirectly divulge to any third party or use for his own benefit, or for any purpose other than the exclusive benefit of the Company, any Proprietary Information revealed, obtained or developed in the course of his employment by the Company; provided, however, that nothing herein contained shall restrict Executive’s ability to make such disclosures during the Term as may be necessary or appropriate to the effective and efficient discharge of his duties as an employee hereunder or as such disclosures may be required by law. If Executive or any of his representatives become legally compelled to disclose any of the Proprietary Information, Executive will provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy.

(c) Property.

(i) All right, title and interest in and to Proprietary Information shall be and remain the sole and exclusive property of the Company. During the Term, Executive shall not remove from the Company’s offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to the Company unless necessary or appropriate in accordance with the duties and responsibilities required by or appropriate for his position and, in the event that such materials or property are removed, all of the foregoing shall be returned to their proper files or places of safekeeping as promptly as possible after the removal shall serve its specific purpose. Executive shall not make, retain, remove and/or distribute any copies of any of the foregoing for any reason whatsoever except as may be necessary in the discharge of his assigned duties and shall not divulge to any third person the nature of and/or contents of any of the foregoing or of any other oral or written information to which he may have access or with which for any reason he may become familiar, except as disclosure shall be necessary in the performance of his duties; and upon the termination of his employment with the Company, he shall leave with or return to the Company all originals and copies of the foregoing then in his possession, whether prepared by Executive or by others.

(ii) Executive agrees that all the Intellectual Property will be considered “works made for hire” as that term is defined in Sections 101 and 201 of the Copyright Act (17 U.S.C. §§ 101 and 201) and that all right, title and interest in such Intellectual Property will be the sole and exclusive property of the Company. To the extent that any of the Intellectual Property may not by law be considered a work made for hire, or to the extent that, notwithstanding the foregoing, Executive retains any interest in the Intellectual

Property, Executive hereby irrevocably assigns and transfers to the Company any and all right, title, or interest that Executive may have in the Intellectual Property under patent, copyright, trade secret and trademark law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. The Company will be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, and trademarks with respect to such Intellectual Property. Executive further agrees to execute any and all documents and provide any further cooperation or assistance reasonably required by the Company to perfect, maintain or otherwise protect its rights in the Intellectual Property. If the Company is unable after reasonable efforts to secure Executive’s signature, cooperation or assistance in accordance with the preceding sentence, whether because of Executive’s incapacity or any other reason whatsoever, Executive hereby designates and appoints the Company or its designee as Executive’s agent and attorney-in-fact, to act on his behalf, to execute and file documents and to do all other lawfully permitted acts necessary or desirable to perfect, maintain or otherwise protect the Company’s rights in the Intellectual Property. Executive acknowledges and agrees that such appointment is coupled with an interest and is therefore irrevocable.

5.2. Rights and Remedies Upon Breach.

(a) Specific Enforcement. Executive acknowledges that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and that the Company would not have entered into this Agreement in the absence of such restrictions. Executive also acknowledges that any breach by him, willfully or otherwise, of the Restrictive Covenants will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. Executive shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists. In the event of any such breach by Executive, the Company shall have the right to enforce the Restrictive Covenants by seeking injunctive or other relief in any court, without any requirement that a bond or other security be posted, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company. If an action at law or in equity is necessary to enforce or interpret the terms of this agreement, the prevailing party shall be entitled to recover, in addition to any other relief, reasonable attorneys’ fees, costs and disbursements.

(b) Accounting. If Executive willfully breaches, or threatens to commit a breach of any of the Restrictive Covenants, the Company will have the right and remedy to require Executive to disgorge all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any action constituting a breach of the Restrictive Covenants. This right and remedy will be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

5.3. Judicial Modification. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or scope of such provision, such court shall have the power to modify such provision and, in its modified form, such provision shall then be enforceable.

5.4. Disclosure of Restrictive Covenants. Executive agrees to disclose the existence and terms of the restrictive covenants set forth in this Section 5 to any employer that Executive may work for during the Restricted Period and to allow the Company to do the same.

5.5. Acknowledgments. Executive acknowledges that the Restrictive Covenants contained in Section 5.1(a) are included herein in order to induce the Company to employ Executive pursuant to the other terms of this Agreement and to agree to the provisions of Section 6.2. Executive further acknowledges that the duration and geographic scope of Section 5.1(a) are reasonable given the nature of this Agreement.

5.6. Enforceability. If any court holds the Restrictive Covenants unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants.

SECTION 6. Termination.

6.1. Generally. If Executive’s employment with the Company is terminated during the Term for any reason other than as specified in Section 6.2 (including termination by the Company for Cause, as a result of Executive’s death, as a result of Executive’s Disability, or by Executive without Good Reason), then the Company’s obligation to Executive will be limited solely to the payment of (a) all accrued but unpaid Base Salary and Benefits through the date of such termination, and (b) the payment of any accrued but unpaid bonus payable under Section 4.1 with respect to a fiscal year of the Company ending prior to such termination. All Base Salary and Benefits shall cease at the time of such termination, subject to the terms of any benefits or compensation plans then in force and applicable to Executive, and the Company shall have no further liability or obligation hereunder by reason of such termination.

6.2. Termination Without Cause or With Good Reason. If Executive’s employment by the Company is terminated during the Term by the Company without Cause or by Executive with Good Reason, Executive will be entitled to (a) the payment of all accrued but unpaid Base Salary and Benefits through the date of such termination, (b) the payment of any accrued but unpaid bonus payable under Section 4.1 with respect to a fiscal year of the Company ending prior to such termination, (c) a continuation of group health coverage for Executive for the Severance Period (and, to the extent covered immediately prior to the date of Executive’s termination, his dependents) with the contributions paid by the Company and the Executive continuing on the same basis as in effect on the date of Executive’s termination (as such contributions may be changed in accordance with changes for similarly situated employees during the relevant time period); (d) the payment for the Severance Period of monthly severance payments equal to one-twelfth of his Base Salary as of the date of such termination, and (e) vesting of all of Executive’s stock options, to the extent not already vested. Upon the end of the Severance Period, all benefits described in this Section 6.2 (c), (d) and (e) will cease and the Company shall have no further liability or obligation by reason of such termination. If Executive violates the provisions of Section 5.1(a), the Company’s obligations to provide the benefits described in Section 6.2(c), (d) and (e) shall cease and be rendered a nullity until such time that Executive is again in compliance with Section 5.1(a).

6.3. Termination Procedures. Any termination of Executive’s employment by the Company or by Executive during the Term (other than termination pursuant to death) shall be communicated by written notice of termination to the other party and shall set forth the circumstances that provide the basis for Executive’s termination. The date of termination shall be (a) the date of death, if Executive’s employment is terminated by death or (b) the date of the notice of termination or the expiration of any applicable remedy period, whichever is later.

SECTION 7. Expenses. The Company will pay or reimburse Executive for reasonable and necessary expenses directly incurred in the course of his employment by the Company in accordance with the standard policies and practices of the Company. Executive shall be entitled to fly business class (or first class if business class is not offered) on all transcontinental flights.

SECTION	8. Other Agreements. Executive represents, warrants and, where applicable, covenants to the Company that:

8.1. There are no restrictions, agreements or understandings whatsoever to which Executive is a party which would prevent or make unlawful Executive’s execution of this Agreement or Executive’s employment hereunder, or which are or would be inconsistent or in conflict with this Agreement or Executive’s employment hereunder, or would prevent, limit or impair in any way the performance by Executive of his obligations hereunder;

8.2. Executive’s execution of this Agreement and Executive’s employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which Executive is a party or by which Executive is bound; and

8.3. Executive is free to execute this Agreement and to be employed by the Company as an employee pursuant to the provisions set forth herein.

SECTION 9. Miscellaneous.

9.1. Arbitration. To ensure rapid and economical resolution of any disputes which may arise under this Agreement, Executive and the Company agree that any and all disputes or controversies of any nature whatsoever, arising from or regarding the interpretation, performance, enforcement or breach of this Agreement shall be resolved by confidential, final and binding arbitration (rather than trial by jury or court or resolution in some other forum) to the fullest extent permitted by law. Each party will be responsible for his or its own attorneys’ fees. Any arbitration proceeding pursuant to this Agreement shall be conducted in Stockholm, Sweden by the

American Arbitration Association (“AAA”), JAMS or any other mutually agreeable provider, under the then existing employment-related arbitration rules of the applicable provider. If for any reason all or part of this arbitration provision is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other portion of this arbitration provision or any other jurisdiction, but this provision will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable part or parts of this provision had never been contained herein, consistent with the general intent of the parties insofar as possible.

9.2. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and Executive and their respective successors, executors, administrators, heirs and/or permitted assigns; provided, however, that neither Executive nor the Company may make any assignments of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party, except that, without such consent, the Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

9.3. Notice. Any notice or communication required or permitted under this Agreement shall be made in writing and (a) sent by overnight courier, (b) mailed by certified or registered mail, return receipt requested or (c) sent by telecopier, addressed as follows:

If to Executive:

Kai Lindevall

Vedakärrintie 41

FIN-02420 Jorvas

Finland

If to the Company:

Encorium Group, Inc.

One Glenhardie Corporate Center

1275 Drummers Lane

Wayne, PA 19087

Attention: CEO

or to such other address as either party may from time to time duly specify by notice given to the other party in the manner specified above.

9.4. Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature, whether written or oral, relating to the employment of Executive by the Company. This Agreement may not be changed or modified, except by an Agreement in writing signed by each of the parties hereto.

9.5. Waiver. Any waiver by either party of any breach of any term or condition in this Agreement shall not operate as a waiver of any other breach of such term or condition or of any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof or constitute or be deemed a waiver or release of any other rights, in law or in equity.

9.6. Governing Law. This Agreement shall be governed by, and enforced in accordance with, the laws of Finland without regard to the application of the principles of conflicts of laws.

9.7. Survival of Provisions. The provisions of this Agreement set forth in Sections 5, 6, 7 and 9 hereof (and the definitions set forth in Section 1 applicable to such sections) shall survive the expiration of the Term.

9.8. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

9.9. Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

9.10. Noncontravention. The Company represents that, to its knowledge, it is not prevented from entering into or performing this Agreement by the terms of any law, order, rule or regulation, its bylaws or certificate of incorporation, or any agreement to which it is a party, other than which would not have a material adverse effect on the Company’s abilities to enter into or perform this Agreement.

9.11. Counterparts and Facsimiles. This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together, when executed and delivered, shall be deemed to be one and the same instrument.

9.12 Encorium. Encorium shall be a party to this Agreement and shall guarantee the Company’s performance under this Agreement.

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IN WITNESS WHEREOF, the Company and Encorium have each caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement, in each case as of the date first above written.

REMEDIUM OY

By:	/s/ Petri Manninen
Name:	Petri Manninen
Title:	Member of the Board

By:	/s/ Sven-Erik Nilsson
Name:	Sven-Erik Nilsson
Title:	Member of the Board

By:	/s/ Jan Quistgaard
Name:	Jan Quistgaard
Title:	Member of the Board

ENCORIUM GROUP, INC.

By:	/s/ Kenneth M. Borow, MD
Name:	Kenneth M. Borow, MD
Title:	President and CEO

EXECUTIVE

By:	/s/ Kai Lindevall
Name:	Kai Lindevall

EXHIBIT A

The Board has approved the Executive’s participation in the following activities:

1.	manage Executive’s personal, financial and legal affairs;

2.	work as an expert witness or, with the consent of the majority of the Board of Directors, as a medical consultant;

3.	serve on civic, charitable, governmental or professional boards;

4.	with the consent of a majority of the Board of Directors, serve on advisory boards of business corporations; provided that no further consent of the Board shall be needed for Executive to serve on advisory boards of business clients of the company in connection with clinical trials or other Company business;

5.	with the consent of a majority of the Board of Directors, serve as a member of the board of directors of business corporations; and

6.	ongoing activities to support the Executive’s medical education and expertise.

EXHIBIT B

Executive’s Annual Bonus will be based on two components: (a) European and Asian operating results and; (b) North American operating results.

Executive’s Annual Bonus will be calculated in the following manner:

1.	Commencing the day after the Closing (as defined in the Combination Agreement) of the Combination Agreement the Annual Bonus paid to Executive in any fiscal year will be comprised as follows;

2.	For fiscal year 2006 and thereafter during the Term, the Annual Bonus will be equal to the sum of the following:

a.	5% of European and Asian operating results before interest and taxes (EBIT)based on US GAAP reported results; and

b.	2.5% of US EBIT based on US GAAP reported results.

3.	Executive acknowledges that for the 2006 fiscal year, the provisions of the bonus plan will commence from the day after the Closing of the Combination Agreement through December 31, 2006. Thereafter, the Annual Bonus shall be calculated based on a twelve month period from January 1st through December 31st of each year or such period as the Board of Directors shall reasonably determine.

4.	EBIT is to be strictly based on US GAAP financial results reported to shareholders in its annual filing with the Securities and Exchange Commission.

5.	The total Annual Bonus paid to Executive for any respective period shall not exceed USD$200,000. There shall be no carryover to any subsequent period for any amounts that were earned by Executive during any calendar year in excess of the USD$200,000 threshold.

6.	The Annual Bonus shall be paid to Executive on or before March 15th of the year following that period in which the bonus is earned.

EXHIBIT C

EXECUTIVE SEVERANCE AGREEMENT

WHEREAS, the Board of Directors (the “Board”) of Encorium Group, Inc., (formerly Covalent Group, Inc.), a Delaware corporation (the “Company”), has approved the Company entering into severance agreements with certain key executives of the Company; and

WHEREAS, Kai Lindevall (the “Executive”) is a key executive of the Company; and

WHEREAS, should the possibility of a Change in Control (as hereinafter defined) of the Company arise, the Board believes it imperative that the Company and the Board should be able to rely upon the Executive to continue in his position, and that the Company should be able to receive and rely upon the Executive’s advice, if requested, as to the best interests of the Company and its shareholders without concern that the Executive might be distracted by the personal uncertainties and risks created by the possibility of a Change in Control.

NOW, THEREFORE, to assure the Company that it will have the continued dedication of the Executive and the availability of his advice and counsel notwithstanding the possibility, threat, or occurrence of a Change in Control of the Company, and to induce the Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and the Executive agree as follows:

ARTICLE 1. DEFINITIONS

1.1 Definitions. Whenever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a) “Agreement” means this Executive Severance Agreement.

(b) “Base Salary” means the salary of record paid to the Executive as annual salary, excluding amounts received under incentive or other bonus plans, whether or not deferred.

(c) “Beneficiary” means the persons or entities designated or deemed designated by the Executive pursuant to Section 7.2 hereof.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” shall mean Cause as defined in Executive’s employment agreement, to which this Executive Severance Agreement is a part (the “Employment Agreement”).

(f) “Change in Control” of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

(i) When a “person”, as defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, becomes the beneficial owner, directly or indirectly, of securities of the Company representing (A) more than thirty five percent (35%) of the combined voting power of the Company’s then outstanding securities, unless such person is subject to contractual restrictions that would preclude him from voting such shares in a manner to influence or control the management of the Company’s business, provided that in the event such contractual restrictions are removed, a Change of Control will be deemed to have occurred on the effective date of such removal or on such later date as the Executive receives actual notice of such removal, or (B) one hundred percent (100%) of the combined voting power of the Company’s then outstanding securities regardless of any contractual restrictions. For purposes of this provision, “person” shall not include the Company, any subsidiary of the Company, any employee benefit plan or employee stock plan of the Company, or any person holding the Company’s Common Stock by for or pursuant to the terms of such a plan; and “voting power” shall mean the power under ordinary circumstances (and not merely upon the happening of a contingency) to vote in the election of directors.

(ii) When, as a result of a vote of stockholders for which proxies are solicited by or on behalf of any person other than the Company in accordance with the SEC rules issued under Section 14 of the Exchange Act, or which is exempt from the SEC proxy rules by reason of Rule 14a-2 under the Exchange Act, or as a result of an action by written consent of stockholders without a meeting, the “incumbent directors” cease to constitute at least a majority of the authorized number of members of the Board. For purposes of this provision, “incumbent directors” shall mean the persons who were members of the Board on the date hereof (including Executive’s nominees), and the persons who were elected or nominated as their successors or pursuant to increases in the size of the Board by a vote of at least an absolute majority (and not just the majority of a quorum) of the Board members who were then Board members (or successors or additional members so elected or nominated).

(iii) When the stockholders of the Company approve a merger, consolidation, or reorganization, whether or not the Company is the surviving entity in such transaction, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty five percent (65%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after the merger, consolidation, or reorganization.

(iv) When the stockholders of the Company approve (A) the sale or other disposition of all or substantially all of the assets the company or (B) a complete liquidation or dissolution of the Company.

(v) When the Board adopts a resolution to the effect that any person has acquired effective control of the business and affairs of the Company.

However, in no event shall a Change in Control be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group which consummates the Change in Control transaction. The Executive shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Executive is an equity participant in the purchasing company or group, except for ownership of less than five percent (5%) of the stock of the purchasing company.

(g) “Code” means the United States Internal Revenue Code of 1986, as amended.

(h) “Disability” means permanent and total disability, within the meaning of Code Section 22(e)(3), as determined by the Board in the exercise of good faith and reasonable judgment, upon receipt of and in reliance on sufficient competent medical advice from one or more individuals, selected by the Company, who are qualified to give professional medical advice.

(i) “Effective Date of Termination” means the date on which a Qualifying Termination occurs that triggers the payment of Severance Benefits hereunder.

(j) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(k) “Good Reason” means Good Reason as the term is defined in the Employment Areement and shall also mean the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company’s obligations under the Employment Agreement; and any purported termination by the Company of the Executive’s employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 2.7 hereof.

The Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

(l) “Total Payments” means the sum of the Executive’s Severance Benefits and all other payments and benefits provided to the Executive by the Company that constitute “excess parachute payments” within the meaning of Code Section 280G(b)(1). Without limiting the generality of the foregoing, Total Payments shall include any and all excess parachute payments associated with outstanding long term incentive grants (to include, but not be limited to, early vesting of stock options or restricted stock).

(m) “Window Period” means the time period commencing one hundred eighty (180) days prior to a Change in Control, as defined in Section (f) of this Article 1, and ending eighteen months after the latter to occur of: (i) any of the events defined as a Change in Control in Section ARTICLE 1; or (ii) final consummation of the liquidation, sale or disposition of assets, or the merger, consolidation or reorganization of the Company as described in Subsections 1(f)(iii) and 1(f)(iv).

ARTICLE 2. SEVERANCE BENEFITS

2.1 Right to Severance Benefits. The Executive shall be entitled to receive from the Company Severance Benefits as described in Section 2.3 hereof, if there has been a Change in Control of the Company and if, within the Window Period, the Executive’s employment with the Company ends for any reason specified in Section 2.2 hereof. The Executive shall not be entitled to receive Severance Benefits if he is terminated for Cause, or if his employment with the Company ends due to death, Disability or due to a voluntary termination of employment by the Executive without Good Reason.

2.2 Qualifying Termination.

The occurrence of any one or more of the following events within the Window Period shall constitute a Qualifying Termination and shall trigger the payment of Severance Benefits to the Executive under this Agreement:

(a) An involuntary termination of the Executive’s employment by the Company for reasons other than Cause;

(b) A voluntary termination of employment by the Executive for Good Reason;

(c) A successor company’s failure or refusal to assume the Company’s obligations under the Employment Agreement (which includes this Agreement), as required by Section 7.1 hereof; or

(d) The breach by the Company or any successor company of any of the provisions of the Employment Agreement.

2.3 Description of Severance Benefits. In the event that the Executive becomes entitled to receive Severance Benefits, as provided in this Article 2, the Company shall pay to the Executive and provide him with the following:

(a) An amount equal to three (3) times the Executive’s annual Base Salary at the rate in effect at the commencement of the Window Period or any higher rate that may be in effect from that date until the Effective Date of Termination;

(b) A continuation of all benefits pursuant to any and all welfare benefit plans under which the Executive and/or the Executive’s family is eligible to receive benefits and/or coverage, including, but not limited to, group life insurance, hospitalization, disability, medical and dental plans, at the same premium cost, and at the same coverage level, as in effect as of the Executive’s Effective Date of Termination or as of the effective date of the Change in Control, whichever the Executive may elect. The welfare benefits described in this Subsection 2.3(b) shall continue following the Effective Date of Termination for three years; provided, however, that such benefits shall be discontinued prior to the end of such period in the event the Executive receives substantially similar benefits from a subsequent employer;

(c) Reasonable Company paid outplacement assistance, commensurate with assistance normally provided to executive level personnel, for a period of up to twelve (12) months following the Effective Date of Termination, or for such longer period as the Company may agree;

(d) The immediate vesting and exercisability of all stock options or other equity incentives granted to the Executive that are not otherwise vested or exercisable; and

(e) Any other accrued rights and benefits of the Executive under the Employment Agreement.

2.4 Termination for Total and Permanent Disability. Following a Change in Control of the Company, if the Executive’s employment is terminated due to Disability, the Executive shall receive his Base Salary then in effect, at which point in time the Executive’s benefits shall be determined in accordance with the Company’s retirement, insurance, and other applicable plans and programs then in effect.

2.5 Termination for Death. Following a Change in Control of the Company, if the Executive’s employment is terminated by reason of his death, the Executive’s benefits shall be determined in accordance with the Company’s survivor’s benefits, insurance, and other applicable programs of the Company then in effect.

2.6 Termination for Cause or by the Executive Other Than for Good Reason. Following a Change in Control of the Company, if the Executive’s employment is terminated either: (i) by the Company for Cause; or (ii) by the Executive other than for Good Reason, the Company shall pay the Executive his full Base Salary and accrued vacation through the Effective Date of Termination, at the rate then in effect, plus any other amounts to which the Executive is entitled under any compensation or benefit plans of the Company at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement.

2.7 Notices. In the event of a transaction that would constitute a Change of Control but for the provisions of Section 1(f)(i)(A) regarding contractual restrictions on the acquiror, the Company will give written notice to the Executive that no Change of Control has occurred. Likewise, in the event that such contractual restrictions are subsequently removed, the Company will give written notice to the Executive that a Change of Control has occurred or will occur as of the effective date of the removal of such restrictions. Any termination by the Company for Cause or by the Executive for Good Reason following a Change of Control shall be communicated by Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

ARTICLE 3. FORM AND TIMING OF SEVERANCE BENEFITS

3.1 Form and Timing of Severance Benefits. The Severance Benefits described in Section 2.3 hereof shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event beyond thirty (30) days from such date. Any payment required under this Section 3.1, or any other provision of this Agreement, that is not made in a timely manner will bear interest at a rate equal to one hundred twenty percent (120%) of the applicable federal rate, as in effect under Section 1274(d) of the Code for the month in which the payment is required to be made.

3.2 Withholding of Taxes. The Company shall be entitled to withhold from any amounts payable under this Agreement all taxes as legally shall be required (including, without limitation, any United States Federal taxes, and any other state, city, or local taxes).

ARTICLE 4. EXCISE TAX GROSS UP

4.1 Equalization Payment. In the event that the Executive becomes entitled to Severance Benefits, if any of the Executive’s Total Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Company shall pay to the Executive in cash an additional amount (the “Gross-up Payment”) such that the net amount retained by the Executive after deduction of any Excise Tax on the Total Payments and any federal, state, and local income tax and Excise Tax upon the Gross up Payment provided for by this Section 4.1, shall be equal to the Total Payments. Such payment shall be made by the Company to the Executive as soon as practicable following the Effective Date of Termination, but in no event beyond thirty (30) days from such date.

4.2 Tax Computation. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amounts of such Excise Tax:

(a) Any other payments or benefits received or to be received by the Executive in connection with a Change in Control of the Company or the Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company, or with any Person whose actions result in a Change in Control of the Company or any Person affiliated with the Company or such Persons) shall be treated as “parachute payments” within in the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) shall be treated as subject to the excise tax, unless in the opinion of tax counsel selected by the Company’s independent auditors and acceptable to the Executive, such other payments or benefits (in whole or in part) do not constitute parachute payments, or unless such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the excise tax;

(b) The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (i) the total amount of the Total Payments; or (ii) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (a) above); and

(c) The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

For purposes of determining the amount of the Gross Up Payment, the Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the Effective Date of Termination, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.

4.3 Subsequent Recalculation. In the event the Internal Revenue Service adjusts the computation of the Company under Section 4.2 hereof, so that the Executive did not receive the greatest net benefit, the Company shall reimburse the Executive for the full amount necessary to make the Executive whole, plus an appropriate market rate of interest, as determined by the Company’s independent auditors.

ARTICLE 5. THE COMPANY’S PAYMENT OBLIGATION

5.1 Payment Obligations Absolute. The Company’s obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else, except those arising under this Agreement. All amounts payable by the Company hereunder shall be paid without notice or demand. The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement, except to the extent provided in Sections 2.3(b) hereof.

5.2 Contractual Rights to Benefits. This Agreement establishes and vests in the Executive a contractual right to the benefits to which he is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

ARTICLE 6. LEGAL REMEDIES

6.1 Payment of Legal Fees. To the extent permitted by law, the Company shall pay all legal fees, costs, including costs of litigation, prejudgment interest, and other expenses, incurred in good faith by the Executive as a result of the Company’s wrongful refusal to provide the Severance Benefits to which the Executive becomes entitled under this Agreement, or as a result of the Company’s unsuccessfully contesting the validity, enforceability, or interpretation of this Agreement, or as a result of any conflict between the parties pertaining to this Agreement in which the Executive is the prevailing party, or which is settled prior to the entry of a final judgment from which no appeal can be taken.

6.2 Arbitration. The Executive shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement settled by final and binding arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of his job with the Company, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.

All expenses of any such arbitration in which the Executive is the prevailing party, as determined by the arbitrators, including the fees and expenses of the counsel for the Executive, shall be borne by the Company.

ARTICLE 7. SUCCESSORS

7.1 Assumption of Company’s Obligations. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company’s obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effective date of any such succession shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he had terminated his employment with the Company voluntarily for Good Reason. The date on which any such succession becomes effective shall be deemed the Effective Date of Termination.

7.2 Payment to Beneficiary. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive should die while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the Executive’s Beneficiary. If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate.

ARTICLE 8. MISCELLANEOUS

8.1 Entire Agreement. This Agreement contains the entire understanding respect to the subject matter hereof.

8.2 Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

8.3 Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by an authorized representative of the Company, or by the respective parties’ legal representatives and successors.

8.4 Applicable Law. To the extent not preempted by the laws of the United States, the laws of the Commonwealth of Pennsylvania shall be the controlling law in all matters relating to this Agreement.